British (b. 1974)

Banksy

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The Painting

Acquired privately, Radar Rat is a prime example of one of Banksy's most popular graffiti subjects: the rat.

Initial Offering Price	$305,000
Offering Circular	sec.gov
Deal Sheet	Download

Fundamentals

Popular Subject: The graffiti rat is one of Banksy's most iconic subjects.

High History of Appreciation: Banksy works have gone up in value 97% of the time when resold at auction (across 30 sales from '07-'24).

Previous Exit: Our last Banksy exit delivered 32% annualized net returns (held 392 days). Past performance not indicative of future returns.*

Record Growth: Banksy's record price growth was 58% from 2003 to 2024.

High Demand on Platform: Banksy has currently seen more offerings sell out in under 24 hours than any other artist on Masterworks.

Attractive Auction Volume: Banksy has sold $208M at auction from 2020 to 2024.

The Artist

The mysterious artist known only by his graffiti handle – Banksy – is believed to have been born around 1974 in Bristol, England. Works by Banksy are discernable through their signature stencil aesthetic – a style that favors expediency to create and then vanish before authorities can arrive to detain the artist as a vandal. Over the last two decades, Banksy has continued to develop his career as a controversial artist, which landed him on Time magazine's Top 100 Influential People of 2010 and an Academy Award nomination for best documentary feature with his film "Exit Through the Gift Shop."

Established

Artist Risk Classification


Mature
Speculative
Established
Emerging

Artist Risk Profile

This artist is Established based on scoring in Masterworks internal Artist Market Rating Profiles.

Financials

Price Appreciation of Similar Works

11.1%


$800k
$600k
$400k
$200k
$0
2004
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2025

PAINTING	YEAR	DIMENSIONS	SALE DATE	SALE PRICE
 3D Rat	2010	16 × 12 in	5/12/2025	$206,250
 Rat And Heart	2014	11 × 14 in	10/9/2024	$414,461.10
 Exclamation Rat (2003)	2003	16 × 12 in	4/17/2023	$341,712.50
 Rat & Heart	2014	15 × 19 in	3/2/2022	$773,769.79
 Gangsta Rat	2012	24 × 24 in	11/14/2018	$237,500
 Untitled (Rat And Sword)	2011	12 × 10 in	10/5/2018	$373,230
 Gangsta Rat (2004)	2004	16 × 12 in	6/28/2017	$161,925
 Rat And Heart	2015	13 × 15 in	10/7/2016	$131,218.75
 Rat with Umbrella (2004)	2004	12 × 12 in	6/30/2015	$108,136.25
 Radar Rat	2002	10 × 10 in	2/23/2009	$26,057.42
 Rat and Sword (2005)	2005	12 × 10 in	10/23/2007	$132,230.40
 Gangster Rat (2004)	2004	16 × 12 in	10/14/2007	$103,644.40
 Gangsta Rat (2004)	2004	16 × 12 in	5/29/2007	$103,388.40
 Gangster Rat (2004)	2004	16 × 12 in	10/17/2006	$33,583.20